Exhibit 23.1
Drake & Klein CPAs
A PCAOB Registered Accounting Firm

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-1) of our reports dated March 14, 2012 and June 26, 2012 relative to the restated balance sheets of MagneGas Corporation as of December 31, 2011 and 2010, and the related restated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2011 and 2010 included in its Registration Statement and related Prospectus for the registration of shares of its common stock, filed with the Securities and Exchange Commission.

On January 1, 2012, the audit firm of Randall N. Drake CPA, P.A. changed its name to Drake & Klein CPAs.  The change was reported to the PCAOB as a change of name.  This is not a change of auditors for the Company.

/s/ Drake & Klein CPAs

Drake & Klein CPAs
f/k/a Randall N Drake CPA PA
Clearwater, Florida
August 16, 2012

PO Box 2493	2451 McMullen Booth Rd.
Dunedin, FL 34697-2493	Suite 210
727-512-2743	Clearwater, FL 33759-1362